Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Optimum Communications, Inc. ("Optimum Communications") hereby certifies, to such officer's knowledge, that Optimum Communications' Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Optimum Communications.

Date:	November 6, 2026	By:	/s/ Dennis Mathew
Dennis Mathew
Chief Executive Officer

Date:	November 6, 2026	By:	/s/ Marc Sirota
Marc Sirota
Chief Financial Officer